![CyoGate ONLINE MERCHANT SERVICES]

CyoGate Point of Banking Agent Agreement

This Agreement, Confidentiality Agreement and Deposit and Debit Authorization, is executed on 3/19/2014 by and between **CyberOptic Group, LLC d.b.a. CyoGate Merchant Services ("CyoGate")** with an address of **4781 North Congress Ave., #172, Boynton Beach, FL 33426** and DUTCH GOLD RESOURCES, INC **("Agent")** whose address is 3397 PEACHTREE RD SUITE 555 ATLANTA, GA 30326

The Term of this Agreement shall be for three (3) years, commencing on the date first set forth below. This Agreement shall thereafter be automatically renewed for additional terms of one (1) year each unless either party notifies the other no later than thirty (30) days prior to the end of the current term that it does not wish to renew this Agreement. Either party shall have the right to terminate this Agreement at any time if the other party breaches any of the provisions of this Agreement and fails to cure such breach within thirty (30) days of its receipt of written notice thereof from the non-breaching party; or the other party (i) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (ii) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or assignment or composition for the benefit of creditors.

1. **Purchase Agreement Description of Goods:** The Agent agrees to have the merchants sign an ACH agreement submitted along with the processing agreement and that CyoGate agrees to sell products related to POB services. CyoGate will ship product(s) no later than five (5) business days (except in cases where delivery is delayed due to any situation that may arise that is beyond CyoGate control) after receipt of payment in full by merchant, to the Agent's choice of location after necessary paperwork is successfully (completely) filled out by the Agent and received by CyoGate.

2. **Returns and refunds: Return Policy:** ALL sales of product package(s) are final. CyoGate does not offer full or partial refunds. CyoGate does not engage in any buy back, or refund programs. In the event Merchant decides that they do not wish to use the services of CyoGate, all equipment purchased is non-refundable.

Guarantee: Performance Guarantee: CyoGate has made no guarantees, warranties or representation that guarantee the income potential of any services and/or product package(s) due to conditions outside the CyoGate's control, which directly affect the income potential of product package(s).

3. **Confidentiality:** In the course of consideration of the sale of services and/or product packages(s) or in its relationship, CyoGate may disclose to Agent confidential, important, and/or proprietary trade secret information concerning CyoGate and its activities.

A. Agent agrees to be bound by the terms of this agreement to not enter into, or attempt to enter into, any business relationships with other parties, to discuss banks, processors, processing networks, advertising mediums, suppliers, trade relations, customers and independent sales personnel, or use Best of Banking's Marketing information, materials and supplies for intended Medical Marijuana merchants, unless in conjunction with the use of CyoGate's services and/or product package(s). The only exceptions are ATMs, offshore processing and ACH. Any transaction going through the ATM network will be exclusive to CyoGate.

B. Agent and its Representatives shall not disclose any of the confidential information in any manner whatsoever, except as a bona fide use during the course of its relationship with CyoGate. Agent agrees to do its best to protect and safeguard all confidential information provided by CyoGate.

CyoGate and it Representatives shall not disclose any of the confidential information in any manner whatsoever, except as a bona fide use during the course of its relationship with Agent. CyoGate agrees to do its best to protect and safeguard all confidential information provided by Agent from misuse by CyoGate's Representatives.

Irreparable Harm: Agent understands and acknowledges that any disclosure or misappropriation of any of the confidential information in violation of this Agreement may cause CyoGate irreparable harm, the amount of which may be difficult to ascertain.

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CyoGate understands and acknowledges that any disclosure or misappropriation of any of the confidential information in violation of this Agreement may cause Agent irreparable harm, the amount of which may be difficult to ascertain.

4. **Electronic Deposit and Debit by Check Authorization:** Agent authorizes CyoGate and/or their affiliate financial instruction(s) to initiate credit or debit entries to Agent's bank account. This authority is to remain in full force and effect until CyoGate has received forty five (45) days prior written notification from Agent for the termination of this agreement in such manner as to afford CyoGate reasonable opportunity to act upon notification.

5. **No Agency:** This Agreement does not create a relationship of agency, joint ventures, franchise, partners, employees, servants or fiduciaries by and between Agent and CyoGate, and none of the terms and conditions contained herein shall be so construed. None of the parties shall have the power to bind or obligate the other, except as set forth in this agreement.

6. **Severability:** If any provision of this Agreement is invalid under any applicable statute or rule of law, it is, to that extent, several from other provisions of this Agreement, and the remaining portions shall continue in full force and effect.

7. **Assignability:** This Agreement, to the extent it may be assigned, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and heirs in interest, except that Agent may not assign this Agreement to any person(s) or entity without a forty five (45) days prior written request for assignment.

8. **Headings:** The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning, interpretation, or validity, of this agreement.

9. **Governing Law:** This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida without reference to choice of law rules. Any legal action, including an original complaint or third party claim, by or in the right of any party to this Agreement or any action arising under or related to this Agreement, including but not limited to, a claim for payment under the Agreement, and also including any non-contract claim, shall be brought and maintained exclusively in a state of federal court of competent subject matter jurisdiction in Palm Beach County, Florida, such action and hereby submit themselves to personal jurisdiction and venue of those courts for the purpose of any such action and hereby waive any defense related to personal jurisdiction, process or venue. In any suit arising as a result of this Agreement brought by either party hereto, the prevailing party shall be entitled to all expenses incurred as a result of such suit, including reasonable attorney's fees, from the other party.

10. **Liabilities:** Agent and CyoGate agree to hold each other harmless and free of all liability that could possibly cause loss of revenue or loss of services and/or product package(s) by the involvement of other parties due to (but not limited to) sponsor bank actions data center's actions, processor's actions, third party vendor's actions, labor strikes and disputes, shipping company(s) delivery failure, natural disasters, acts of destruction, war or acts of war or any other events outside of the control of the Agent and/or CyoGate.

Agent agrees to be fully liable for all of its own local, state, and federal taxes on all profits made by operating services and/or product package(s) and holds CyoGate harmless for any and all taxes as relating tol Agent operation of all services and/or product package(s) used or purchased from CyoGate.

CyoGate agrees to be fully liable for all of its own local, state, and federal taxes on all profits made by operating services and/or product package(s) and holds Agent harmless for any and all taxes as relating to CyoGate's own operation.

Agent agrees to be fully liable for all local, state, and federal laws and applicable regulations (such as banking industry regulations, or other applicable regulatory requirements) applicable to any use by of all services and/or product(s) used or purchased from CyoGate.

CyoGate agrees to be fully liable for all local, state, and federal laws and applicable regulations (such as banking industry regulations, or other applicable regulatory requirements) applicable to any use by of all services and/or product(s) sold by CyoGate.

11. Entire Agreement: The Agent and CyoGate acknowledges that this Agreement expresses their entire understanding and agreement and that there are no other binding representations, covenants or understandings made by either party to the other except such as expressly set forth in this agreement. Agent and CyoGate further acknowledge that this Agreement supersedes, terminates and otherwise render null and void any and all prior or contemporaneous agreement or contracts, whether written or oral, entered into between the Agent and the CyoGate with respect to the matters expressly set forth in this Agreement.

We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

[signature] 3/19/2014

Signature — Date

Agent signs and Title

DANIEL HOLLIS

Agent prints here

Signature — Date

CyoGate signs and Title

CyoGate prints here

Exhibit A - Notices
All notices, demands or consents required or permitted under this agreement will be in writing and will be delivered by a commercial delivery service such as UPS, FedEx, USPS, etc with Return Receipt Requested to the respective parties at the\address set forth above and at such other address as such party will specify to the other party in writing. Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by delivery service with the acknowledgement of receipt or by any commercial courier providing equivalent acknowledgement of receipt.

If to CyoGate:
CyberOptic Group
4781 North Congress Ave., #172, Boynton Beach, FL 33426
ATTN: Jon Castleman

If to Agent:
DUTCH GOLD RESOURCES, INC
ATTN: DAN HOLLIS
3379 PEACHTREE ROAD SUITE 555
ATLANTA, GA 30326

Either party may change its address by written notice in accordance with this paragraph. CyoGate and Agent hereby warrant and agree that each is free to enter into this Agreement and has secured the appropriate corporate authorization to do so.

Agent Initials: D

CyoGate Initials: ____________

Exhibit B- Voided Check, Driver's License, and Social Security Card/ Federal Tax ID Number:

*Please attach a copy of your Driver's License and Social Security Card/ Federal Tax ID Number to this page and fax with Application.
*NOTE: This information is used for identification purposes only, is considered very confidential.

Exhibit C - Point of Banking Equipment & Processing Pricing
We will make every effort to keep pricing the same at all time, but cannot guarantee that they will due to possible future market increases. In the event any of the prices below are increased, you will be notified as soon as possible.

Point of Banking Processing Equipment

- Vx 510 dial-up terminal with pin pad a total of $365.00
- Vx 510 DUAL COM terminal with pin pad a total of $405.00
- Vx 610 Wireless $470.00

- New Packaging, shipped to location or Agent, includes two rolls of paper, Quick Reference Guide, Toll-Free Customer Service, and Ground Shipping.

Cost of equipment may increase due to increase cost to CyoGate.

Processing (buy rate = $1.05 per transaction) Agent will receive 50% of revenue earned by CyOp on each transaction over the cost of $1.05.

NOTE: Agent will always be paid monthly, on or before the 30th of each month by processor. Agent is entitled to residual income from any merchant location they introduced to CyoGate for processing as long as the merchant continues to use CyoGate processing services, except for cases such as (but not limited to) any type of fraud, criminal activity, or violations of this agreement associated.

Online Monitoring: Point of Banking Included at no charge

Monthly Residuals: Directly from Processor by ACH to Agent's Account Included at no charge.

NOTE: Agent is not authorized to tamper with, or change the programming and/or settings in any terminals using processing services provided by CyoGate. Agent is hereby notified that any unauthorized changes to terminal programming and/or settings can and may result in processor shutting down Agent's terminals without warning and without refunds of any kind. CyoGate is not liable in anyway if Agent's actions cause processor termination. By Signing and submitted this document, Agent is agreeing to these terms and is agreeing to abide by these terms as long as Agent is using the processing services that CyoGate provides.

Note: Processor does provide telephone tech support during normal business hours, Monday thru Friday Eastern Standard Time and we make every effort resolve issues with merchants over the phone as efficiently and as quickly as possible. However, there are occasions where assistance will be needed from Agent to help Agent's merchants with service issues, which may require Agent to go to merchant's physical location help troubleshoot equipment, phone lines, etc. This may be the only option to help a merchant get their equipment back up and running. This option will be treated as last resort after good faith effort has been made by Processor to resolve customer issue over the phone via telephone tech support.

Agent's
Signature____

CyoGate
Signature____

*Once agreement has been signed, please email or fax to (866) 399-2343.